UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2008
SANDRIDGE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

1601 N.W. Expressway, Suite 1600
Oklahoma City, Oklahoma	73118
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (405) 753-5500
Not Applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Construction Management Agreement
     On June 29, 2008, SandRidge Exploration and Production, LLC, a wholly owned subsidiary of SandRidge Energy, Inc. (the “Company”) and OXY USA Inc. (“Oxy”) entered into a Construction Management Agreement (the “CMA”) pursuant to which the Company will provide construction management services with respect to the construction of a gas treating plant with an inlet capacity of 675 million standard cubic feet of gas per day together with associated compression and pipelines to be located in Pecos County, Texas (the “Century Plant”). Oxy has agreed to pay the Company an amount equal to $800 million (subject to increases in certain limited circumstances, such as changes to the design specifications of the Century Plant required by Oxy) (the “Contract Price”) for the performance of the construction management services. The Company will be responsible for any costs incurred in the construction of the Century Plant that exceed the Contract Price. If the Company’s total liability under the CMA (including liability for costs incurred in connection with the construction of the Century Plant, but excluding liability for certain indemnification obligations and claims for actual fraud) exceeds $1.6 billion, then the Company and Oxy will share equally all such costs incurred in excess of $1.6 billion.
     The construction management services covered by the CMA include all of the work and services required for the design, engineering, procurement, construction, commissioning, startup and testing of the Century Plant. The performance of the construction management services and the construction of Century Plant will be in accordance with a milestone schedule detailed in the CMA. The completion of the construction of the Century Plant will be subject to the performance of various tests intended to demonstrate that construction is conducted in accordance with the design specifications for the Century Plant. As permitted by the CMA, the Company intends to subcontract the majority of the construction management services to Alliance Process Partners, LLC.
     The Company has agreed to complete the construction of the Century Plant by July 2012. The construction of the Century Plant will be completed in stages, and title to each component of the Century Plant will be transferred to Oxy upon the substantial completion of such component in accordance with the terms of the CMA. The Company has provided Oxy with a limited warranty against any defects or deficiencies in each component of the Century Plant which runs generally for a period of one year from the in-service date of such component.
Gas Treating and CO2 Delivery Agreement
     Concurrently with the execution of the CMA, the Company and Oxy entered into a Gas Treating and CO2 Delivery Agreement (the “Treating Agreement”). The Treating Agreement addresses the Company’s obligations to deliver natural gas to the Century Plant, and to deliver to Oxy CO2 from the Pikes Peak and Grey Ranch gas treating plants owned by the Company and the Mitchell gas treating plant owned by a third party (the “Legacy Plants”). The Treating Agreement also addresses Oxy’s obligations to treat natural gas delivered to the Century Plant by the Company and to take delivery of CO2 from the Legacy Plants.
     Beginning January 1, 2009, through the date Oxy commences operating the Selexol unit of the Century Plant (the “Selexol Unit In-Service Date”), the Company and Oxy will use commercially reasonable efforts to deliver and take CO2 from the Legacy Plants. Beginning on the date Oxy commences operating all units of the Century Plant, each year for 30 years the Company will have a firm obligation to deliver and Oxy will have a firm obligation to take and treat (in each case subject to force majeure and other permitted exceptions) volumes of natural gas at the Century Plant for treating and CO2 from the Legacy Plants that equal the specified CO2 delivery and take requirement for such year. The term of the Treating Agreement starts June 29, 2008, and ends on the 30th anniversary of the Selexol Unit In-Service Date. The Company’s total firm CO2 delivery obligation, and Oxy’s total firm gas treating obligation at the Century Plant and CO2 take obligation from the Legacy Plants, is 3.5 trillion standard cubic feet of CO2.
     Oxy will bear the operating expenses of the Century Plant with certain exceptions. Oxy and the Company will share the cost of electricity and gas used in the operation of the Century Plant, and for CO2 volumes delivered from the Legacy Plants, Oxy will reimburse the Company for all of the power, fuel and other operating costs of the Legacy Plants, subject to certain limits.
     Oxy has agreed to provide pipeline transportation services to the Company for CO2 that Oxy does not take, up to a specified maximum volume per day.
     If the Company or Oxy fails to satisfy the annual requirement to deliver or take CO2, the party so failing is required to pay as liquidated damages a stipulated amount per 1,000 standard cubic feet of CO2 not delivered or taken (the “Liquidated Damage Amount”).
     The Company and Oxy each have the right and option to terminate the Treating Agreement prior to the end of its original term. The party exercising such termination right is required to pay the present value of the Liquidated Damage Amount for all remaining volumes of CO2 required to be delivered or taken by such party plus certain other amounts.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: July 3, 2008	By:	/s/ Richard J. Gognat
Richard J. Gognat
Senior Vice President, General Counsel and Corporate Secretary